                                              ----------------------------------
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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                             (Amendment No. ___)*



                    Allied Riser Communications Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)

                        Common Stock, $0.0001 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  019496 10 8
--------------------------------------------------------------------------------
                                (CUSIP Number)

                               November 3, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_] Rule 13d-1(b)

         [_] Rule 13d-1(c)

         [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

-------------------------
  CUSIP No. 019496 10 8                    13G
-------------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      R. David Spreng
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          10,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             5,165,495
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          10,000
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          5,165,495
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      5,175,495 Shares (R. David Spreng is the managing member of Crescendo Ventures - World Fund, LLC; Crescendo Ventures III, LLC; and Verbier Ventures, LLC; and the chief manager of Eagle Ventures WF, LLC. All but 10,000 of such shares are also beneficially owned by each of such named entities as set forth herein.)
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      8.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IN
------------------------------------------------------------------------------

-------------------------
  CUSIP No. 019496 10 8                 13G
-------------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Crescendo World Fund, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             985,887
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          985,887
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      985,887 Shares
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      1.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      OO
------------------------------------------------------------------------------

-------------------------
  CUSIP No. 019496 10 8                   13G
-------------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Crescendo Ventures - World Fund, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             985,887
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          985,887
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      985,887 Shares (Crescendo Ventures - World Fund, LLC is the managing member of Crescendo World Fund, LLC; such shares are also beneficially owned by Crescendo World Fund, LLC.)
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      1.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      OO
------------------------------------------------------------------------------

----------------------------
  CUSIP No. 019496 10 8                 13G
----------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Eagle Ventures WF, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Minnesota
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             47,213
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          47,213
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      47,213 Shares
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      0.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      OO
------------------------------------------------------------------------------

-----------------------------
  CUSIP No. 019496 10 8                 13G
-----------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Crescendo III, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                          3,934,421
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          3,934,421
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      3,934,421 Shares
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      6.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      PN
------------------------------------------------------------------------------

----------------------------
  CUSIP No. 019496 10 8                 13G
----------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Crescendo III Executive Fund, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             116,851
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          116,851
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      116,851 Shares
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      0.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      PN
------------------------------------------------------------------------------

------------------------
  CUSIP No. 019496 10 8                 13G
------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Crescendo Ventures III, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             4,132,395
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          4,132,395
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,132,395 Shares (Crescendo Ventures III, LLC is the general partner of Crescendo III, L.P. and Crescendo III Executive Fund, L.P. and is the managing partner of Crescendo III, GbR. Such shares are also beneficially owned by each of such named entities as set forth herein.
-------------------------------------------------------------------------------

      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      7.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      OO
------------------------------------------------------------------------------

------------------------
  CUSIP No. 019496 10 8                  13G
------------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Crescendo III, GbR
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Germany
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             81,123
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          81,123
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      81,123
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      0.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      OO
------------------------------------------------------------------------------

-------------------------
  CUSIP No. 019496 10 8                    13G
-------------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Verbier Ventures, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Minnesota
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             81,123
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          81,123
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      81,123 Shares (Verbier Ventures, LLC is the managing partner of Crescendo III, GbR; such shares are also beneficially owned by Crescendo III, GbR.)
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      0.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      OO
------------------------------------------------------------------------------

Item 1.
          (a)  Name of Issuer: Allied Riser Communications Corporation.

          (b) Address of Issuer's Principal Executive Offices: 1700 Pacific Avenue, Suite 400, Dallas, TX 75201.

Item 2.
          (a) Name of Persons Filing: Crescendo World Fund, LLC; Crescendo Ventures-- World Fund, LLC; Eagle Ventures WF, LLC; R. David Spreng; Crescendo III, L.P.; Crescendo III Executive Fund, L.P.; Crescendo Ventures III, LLC; Crescendo III, GbR; Verbier Ventures, LLC.

          (b) Address of Principal Business Office or, if none, Residence: 800 LaSalle Avenue, Suite 2250, Minneapolis, MN 55402.

          (c) Citizenship: Crescendo World Fund, LLC -- Delaware; Crescendo Ventures III, LLC - Delaware; Crescendo Ventures -- World Fund, LLC -- Delaware; Eagle Ventures WF, LLC -- Minnesota; R. David Spreng -- United States of America; Crescendo III, L.P. -- Delaware; Crescendo III Executive Fund, L.P. -- Delaware; Crescendo III, GbR -- Germany; Verbier Ventures, LLC -- Minnesota.

          (d)  Title of Class of Securities: Common Stock, par value $0.0001.

          (e)  CUSIP Number: 019496 10 8.

Item 3. If this statement is filed pursuant to (S)(S) 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: Not applicable.

Item 4.   Ownership

          (a) Amount Beneficially Owned: See the responses to Item 9 on the attached cover pages.

          (b) Percent of Class: See the responses to Item 11 on the attached cover pages.

          (c)  Number of shares as to which such person has:

               (i) Sole power to vote or to direct the vote: See the responses to Item 5 on the attached cover pages.

               (ii) Shared power to vote or to direct the vote: See the responses to Item 6 on the attached cover pages.

               (iii) Sole power to dispose or to direct the disposition of: See the responses to Item 7 on the attached cover pages.

               (iv)   Shared power to dispose or to direct the disposition of:
                      See the responses to Item 8 on the attached cover pages.

Item 5.   Ownership of Five Percent or Less of a Class
          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company. Not applicable.


Item 8. Identification and Classification of Members of the Group. See attached Exhibit A.

Item 9.   Notice of Dissolution of Group. Not applicable.


Item 10.  Certification. Not applicable.


                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

          Dated: February 9, 2001

     /s/ R. David Spreng
-------------------------
     R. David Spreng

CRESCENDO WORLD FUND, LLC                       EAGLE VENTURES WF, LLC
By:  Crescendo Ventures - World Fund, LLC
Its: Managing Member
                                                By: /s/ R. David Spreng
                                                   -----------------------------------------
By:  /s/ R. David Spreng                            R. David Spreng, Chief Manager
   ----------------------
     R. David Spreng

CRESCENDO III, L.P.                             CRESCENDO III EXECUTIVE FUND, L.P.
By:  Crescendo Ventures III, LLC                By:  Crescendo Ventures III, LLC
Its: General Partner                            Its: General Partner

By:  /s/ R. David Spreng                        By: /s/ R. David Spreng
   -----------------------------------------       -----------------------------------------
     R. David Spreng                                R. David Spreng

CRESCENDO III, GbR                              CRESCENDO VENTURES-- WORLD FUND, LLC
By:  Crescendo Ventures III, LLC and
     Verbier Ventures, LLC                      By: /s/ R. David Spreng
Its: Managing Partners                              -----------------------------------------
                                                    R. David Spreng, Managing Member

By:  /s/ R. David Spreng                        VERBIER VENTURES, LLC
   -----------------------------------------
     R. David Spreng
                                                By: /s/ R. David Spreng
                                                   -----------------------------------------
CRESCENDO VENTURES III, LLC                         R. David Spreng, Manager Member

By:  /s/ R. David Spreng
   -----------------------------------------
     R. David Spreng, Managing Member

          The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (S) 240.13d-7 for other parties for whom copies are to be sent.

          Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

                                                                       Exhibit A

                            Joint Filing Statement

          Pursuant to Rule 13d-1(k)(1), the undersigned hereby express their agreement that the attached Schedule 13G is filed on each of their behalf.

          Dated: February 9, 2001



     /s/ R. David Spreng
--------------------------------------------
     R. David Spreng

CRESCENDO WORLD FUND, LLC                                      EAGLE VENTURES WF, LLC
By:  Crescendo Ventures - World Fund, LLC
Its: Managing Member
                                                               By:      /s/ R. David Spreng
                                                                  -----------------------------------------
By:  /s/ R. David Spreng                                                R. David Spreng, Chief Manager
   -----------------------------------------
     R. David Spreng

CRESCENDO III, L.P.                                            CRESCENDO III EXECUTIVE FUND, L.P.
By:  Crescendo Ventures III, LLC                               By:  Crescendo Ventures III, LLC
Its: General Partner                                           Its:  General Partner

By:  /s/ R. David Spreng                                       By:      /s/ R. David Spreng
   -----------------------------------------                      -----------------------------------------
     R. David Spreng                                                    R. David Spreng

CRESCENDO III, GbR                                             CRESCENDO VENTURES-- WORLD FUND, LLC
By:  Crescendo Ventures III, LLC and
     Verbier Ventures, LLC                                     By:      /s/ R. David Spreng
Its: Managing Partners                                             -----------------------------------------
                                                                        R. David Spreng, Managing Member

By:  /s/ R. David Spreng                                       VERBIER VENTURES, LLC
   -----------------------------------------
     R. David Spreng
                                                               By:      /s/ R. David Spreng
                                                                  -----------------------------------------
CRESCENDO VENTURES III, LLC                                             R. David Spreng, Manager Member

By:  /s/ R. David Spreng
   -----------------------------------------
     R. David Spreng, Managing Member